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SOUTHWEST AIRLINES CO.
(Name of Registrant as Specified in Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

MICHAEL CAWLEY

DAVID CUSH

SARAH FEINBERG

JOSHUA GOTBAUM

DAVID GRISSEN

NANCY KILLEFER

ROBERT MILTON

GREGG SARETSKY

EASWARAN SUNDARAM

PATRICIA WATSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and other proposals that may come before the next shareholder meeting of Southwest Airlines Co., a Texas corporation (the “Company”), whether an annual or special meeting of shareholders.

Item 1: On August 26, 2024, Elliott issued the following press release and letter to the Company’s shareholders:

Elliott Sends Open Letter to Its Fellow Southwest Shareholders

Reiterates Framework for a Comprehensive Solution at Southwest

Calls for Southwest Board to Put Company’s Best Interests Ahead of Leadership’s Personal Interests

Full Letter Available at StrongerSouthwest.com

WEST PALM BEACH, FLA. (August 26, 2024) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together have an investment representing an approximately 11% economic interest in Southwest Airlines Co. (NYSE: LUV) (the “Company” or “Southwest”), today sent an open letter to the shareholders of Southwest.

In its letter, Elliott laid out its framework for change at Southwest – a comprehensive solution that would address the Company’s inadequate leadership and create a transparent and credible process for reinvigorating its business. Elliott stated that it has been engaging with Southwest but that it believes that, “so long as the jobs of [CEO Bob] Jordan and [Gary] Kelly remain sacrosanct – and they remain empowered to make every critical decision at the Company without proper oversight from a Board that has failed for years to hold them accountable – it is preferable to give shareholders a direct say on the question of who should be leading Southwest.”

Further, Elliott took note of Mr. Jordan’s recent rhetoric, according to which, “the culture of Southwest, which has powered its success for half a century, now seems to solely depend on the continued employment of its two top executives … who happen to be Mr. Kelly and Mr. Jordan.” Elliott wrote, “As Southwest’s thousands of hard-working employees know, Southwest’s culture is much bigger than these two individuals – and this culture deserves better stewards.”

“Instead of embracing responsible governance and a spirit of collaboration,” Elliott argued, “Mr. Kelly and Mr. Jordan have resorted to entrenchment tactics – so-called “poison pills,” one-off announcements of long-overdue changes, and a rushed, unilateral Board refreshment process that lacks legitimacy. This is not how company leadership demonstrates confidence in its plans and establishes credibility with shareholders; it is how failed corporate leaders attempt to preserve their own jobs and perquisites, despite the wishes of the company’s constituents.”

“We have seen this movie before, and it rarely ends well, because there is no one more short-term-oriented at the expense of future value than a beleaguered CEO trying to preserve his or her job.” Elliott wrote.

Elliott said that it plans to meet with Southwest’s representatives on September 9, and is hopeful that it finds “individuals on the Board willing to look past the personal interests of Mr. Jordan and Mr. Kelly in favor of what is best for Southwest and its many other constituents.”

“In the absence of these leaders rising to the occasion,” Elliott said it is convinced that the next step will be for shareholders to have a direct say in the Company’s future.

***

The full text of the letter follows:

August 26, 2024

Dear Fellow Southwest Shareholders,

We are writing to you today on behalf of Elliott Investment Management, L.P. (“Elliott”) because we know that you share our desire for Southwest Airlines Co. (“Southwest” or the “Company”) to restore its best-in-class performance. We expect, and the Company’s constituents deserve, nothing less.

The challenges Southwest faces today are immense: Years of mismanagement by Executive Chairman Gary Kelly and CEO Bob Jordan have caused the Company – and your investment – to decline in value and consistently underperform its significant potential. Over the three years leading up to the disclosure of our position in Southwest in June, your investment in Southwest declined by more than 50%. The Company’s stock price has fallen to the depths that it reached during the COVID-related travel shutdowns in 2020. Shareholders are demanding better, and as one of the Company’s largest investors, we are leading an effort to arrest Southwest’s decline and return it to its rightful place as an industry leader.

Since we announced our intention to nominate ten highly qualified independent directors to Southwest’s Board,1 Mr. Jordan – the same executive who presided over most of the aforementioned underperformance – has publicly and privately indicated that he intends to “fight” this necessary change to Southwest’s leadership and governance. And in recent weeks, Southwest has falsely stated that it has had no “engagement” from Elliott, while also making contradictory acknowledgements that Elliott met with Southwest’s management in Dallas in June and intends to meet with the Company again on September 9.

We have also learned that Mr. Kelly – who preceded Mr. Jordan as CEO and hand-picked Mr. Jordan as his successor – appears to be leading a hasty and reactive process to add new directors to Southwest’s Board in an all-too-familiar effort to entrench its current leadership. We have no doubt that Southwest will attempt to portray our decision not to participate in this sham process absent a comprehensive solution as further evidence of our unwillingness to engage.

1 Please see the Appendix for the bios of our exceptional nominees.

It has become apparent to us that Southwest’s leaders are trying to define “engagement” to mean a dialogue in which the single most critical question facing the Company today – who should lead it – is taken off the table and resolved in favor of the failed status quo.

We reject this self-interested definition of engagement. The reality is that we are eager to engage with Southwest’s Board on the urgent changes needed at the Company. But we believe that so long as the jobs of Mr. Jordan and Mr. Kelly remain sacrosanct – and they remain empowered to make every critical decision at the Company without proper oversight from a Board that has failed for years to hold them accountable – it is preferable to give shareholders a direct say on the question of who should be leading Southwest.

We still intend to meet with Southwest on September 9, and we remain hopeful that we will encounter at that meeting a willingness to put the central question of leadership on the table. But in the interest of providing transparency to shareholders, and dissipating the fog of past and future misleading statements by the Company, we are publishing our thoughts today on what a proper engagement path should look like to bring about the change that Southwest needs.

The Right Solutions for Southwest

Since we published our slate of highly qualified proposed candidates to refresh Southwest’s Board, Company representatives have attempted – without coordinating with us – to meet with our proposed directors as part of Mr. Kelly’s unilateral board refreshment process. Neither Elliott nor its independent director candidates see the benefit to Southwest or to us of participating in this Company-controlled process. When a Company has underperformed to the degree that Southwest has, no process conducted by its incumbent leadership without oversight can really be considered credible or legitimate. After all, allowing Mr. Kelly and Mr. Jordan to hand-pick most of the current Board is what led the Company to its current state, in which year after year of unacceptable results have been not just tolerated, but richly rewarded.

We remain open to engaging with Southwest on a comprehensive solution to the issues the Company is facing, and we expect that our candidates will meet with the Board when we are aligned on such a path. But the terms of this solution – and the process to get there – must be credible and legitimate.

Southwest’s Board still seems unable to grasp how profound the Company’s credibility deficit with investors has become. Southwest’s investors should not trust a board-refreshment process led by its incumbent leadership. In a private communication to employees, Mr. Jordan claimed that Elliott is just “one of many” investors, and that we are not “in charge.” Of course we aren’t, nor are we seeking to be.

But Mr. Jordan failed to mention that we are far from alone in our views: Shortly after we announced our intention to nominate ten highly qualified, independent directors to Southwest’s Board, one of our fellow large shareholders, Artisan Partners, took the rare step of immediately and publicly joining our call for leadership change, urging the Board “to work with Elliott to immediately bring on all or substantially all of the proposed nominees who can then chart a new course with a new Chairman and CEO.” Many of you, our fellow shareholders, have expressed such sentiments to us privately, and we have published a selection of the views we have heard in our previously released materials, available at StrongerSouthwest.com.

“A Battle for the Heart of Our Company”

The reality is that today, Southwest needs fresh, proven executive leadership from outside of the Company to restore its once-industry-leading performance and return it to its rightful place atop the airline industry. And it is arrogant and irresponsible in the extreme for Mr. Jordan to equate the preservation of his own job as “a battle for the heart of our company,” as he recently put it.

To be clear, Elliott shares the widely held belief that Southwest’s culture is vital to its continued success. All of Southwest’s shareholders, including Elliott, understand that, and no one wants to change the Company’s commitment to its exceptional employees and its culture of best-in-class customer service, which is what made this airline so beloved in the first place.

But the underlying message of Mr. Jordan’s recent rhetoric is that the culture of Southwest, which has powered its success for half a century, now seems to solely depend on the continued employment of its two top executives … who happen to be Mr. Kelly and Mr. Jordan. As Southwest’s thousands of hard-working employees know, Southwest’s culture is much bigger than these two individuals – and this culture deserves better stewards.

The culture that made Southwest great was borne of its aspiration to be the best low-cost airline in the United States – and to actually deliver on that goal by achieving superior operational performance, delighting customers and allowing employees to win alongside shareholders. Our mission is to restore this version of Southwest, and our proposed nominees, all leading industry executives, possess a broad range of experiences and skills designed to realize a version of Southwest that would make Herb Kelleher proud.

Mr. Jordan and Mr. Kelly seem to have a very different vision for Southwest and what its culture ought to be. In their version, Southwest stubbornly adheres to antiquated business practices from decades ago because that’s how management has always done things, and when changes are made, they come more than a decade late. In their version, Southwest is outmaneuvered by competitors that have continuously adapted and improved their product offerings to match customer preferences. In their version, a quarter like Q1 of this year, in which Southwest’s stock had its fifth-worst trading day in more than four decades, can be described by Mr. Jordan as “strong … despite the financial results,” while employees’ profit-sharing plans and retirement accounts hemorrhage their money with no relief in sight.

As the leaders of the Southwest Airlines Pilots Association put it recently in a memo to their members: “[N]obody in Dallas can admit that those tasked with fixing the problem are the ones who created it. We need bold leaders who have the creativity and insight to reexamine a corporate culture that has stagnated for years.”

We couldn’t have said it better. As large investors in Southwest with a significant stake in its future, we are confident that a reconstituted Board can find the right executive leaders from outside of the Company who will preserve all of the unique cultural attributes that have made Southwest great while fixing the more recent problems that have caused it to underperform its vast potential.

The Need for a Comprehensive Solution

Southwest’s leadership remains unwilling to admit its mistakes. It continues to say that it “has the right strategy, the right plan and the right team,” and it claims that things like the sudden announcement of assigned seating, which customers have favored for years, had nothing to do with Elliott’s recent demands for accountability. Instead, we are supposed to believe that these things were part of Mr. Jordan’s plan all along and the timing mere coincidence.

As we said when the assigned seating change was announced, “too little, too late” is not a strategy. In fact, the unilateral implementation by Southwest’s current leadership of a series of hasty, ad-hoc changes designed to boost its stock price in the short term represents a significant risk to the Company’s long-term well-being. We have seen this movie before, and it rarely ends well, because there is no one more short-term-oriented at the expense of future value than a beleaguered CEO trying to preserve his or her job.

Mr. Kelly and Mr. Jordan’s go-it-alone strategy has been tried, and it has failed. Shareholders simply do not trust this leadership team to “evolve the business,” when – in the words that the Company itself used in June to explain its eighth guidance reduction in the last 18 months – it is struggling with “complexities in adapting its revenue management to current booking patterns,” one of any airline’s most basic responsibilities. Simply put, this is an admission of business and vision failure.

Southwest must now put in place a comprehensive solution – not just some hand-picked new directors beholden to current management and a few long-overdue initiatives. Instead, it is time for a reconstituted Board to finally step up and put in place a transparent and credible process for addressing the challenges Southwest faces today.

The process that we have seen work most effectively in such situations is the formation of a new board-level committee with a mandate to conduct a comprehensive business review and drive transformational change – and that is what we believe is needed at Southwest. Working with new Southwest leadership, and drawing upon the experiences and perspectives of our eminently qualified set of new proposed directors, all independent, such a committee would be well positioned to support a company-wide modernization effort and ensure that Southwest is properly positioned – in both the near term and the long term – to achieve best-in-class performance.

The Path Forward

Instead of embracing responsible governance and a spirit of collaboration, Mr. Kelly and Mr. Jordan have resorted to entrenchment tactics – so-called “poison pills,” one-off announcements of long-overdue changes, and a rushed, unilateral Board refreshment process that lacks legitimacy. This is not how company leadership demonstrates confidence in its plans and establishes credibility with shareholders; it is how failed corporate leaders attempt to preserve their own jobs and perquisites, despite the wishes of the company’s constituents.

Mr. Jordan has claimed he wants to fight us – and presumably, by extension, all of the Company’s owners. Judging by his actions, we think that Mr. Jordan is not fighting for the “heart of the company,” as he claims, but rather the ability of himself and Mr. Kelly to continue to control Southwest, on their terms, for as long as they wish, regardless of the results they deliver. And the reason we are seeking such a significant degree of Board change is not because we want to be “in charge” at Southwest – which we would not be – but because Southwest’s current Board seems so plainly purpose-built to serve the interests of Mr. Kelly and Mr. Jordan.

Southwest is a storied American company that deserves to have the best stewards that its Board can possibly provide. It is also a public company, accountable to its owners. It is not an absolute monarchy. Southwest does not belong to Mr. Jordan and Mr. Kelly, but rather to its shareholders, a designation that importantly includes many of the Company’s employees.

We are seeking to engage with Southwest to create a better future for the Company, not for a fight. Fighting is a distraction from the business of creating value for shareholders, and our track record reflects that we much prefer working collaboratively with companies to drive value-enhancing change over engaging in proxy fights. If we end up having to nominate directors to the Board of Southwest and take this contest all the way to a special meeting, then it will be the first time we have had to conduct such a contest in the United States in more than seven years.

However, when we encounter corporate executives who believe that the companies they run are their personal fiefdoms and that they are entitled to run them – and to be paid handsomely to run them – unchallenged for as long as they want, no matter what results they deliver, then we are more than happy to provide a voice for those whose interests are being poorly served.

As Southwest has already announced, we are meeting with the Company’s representatives on September 9, and we look forward to hearing their views on the topics we have raised in this letter. In the interim, we expect the Company will try to distract shareholders with its own unilateral half-measures and divert from real engagement with shareholders. If so, so be it. Nevertheless, we are hopeful that we will find individuals on the Board willing to look past the personal interests of Mr. Jordan and Mr. Kelly in favor of what is best for Southwest and its many other constituents.

But in the absence of these leaders rising to the occasion, we are convinced the next step will be for you, Southwest’s owners, to have a direct say in your Company’s future.

Sincerely,

John Pike Partner	Bobby Xu Portfolio Manager

APPENDIX

INDEPENDENT DIRECTOR NOMINEE BIOS

Michael Cawley

Former Deputy CEO, COO and CFO of Ryanair

A longtime senior executive at Ryanair, Michael Cawley has decades of experience at the world’s most successful low-cost carrier. Cawley has a broad range of expertise from his 17-year executive career at Ryanair, having served as Deputy CEO, Chief Operating Officer, CFO and Commercial Director. During Cawley’s tenure as an executive at Ryanair, the company grew from serving less than 3 million passengers to 82 million passengers annually and delivered a more than 2,700% total shareholder return. Cawley recently retired from the Board of Ryanair, where he guided the company to achieve an additional 155% total shareholder return after his tenure as an executive. Cawley played an integral role in creating and growing one of the world’s most successful airlines with a cost-focused culture that serves as a benchmark for low-cost carriers globally. Cawley’s extensive experience in the airline industry, developed over nearly three decades of leadership at Ryanair, would make him a valuable addition to the Southwest Board as it seeks to improve performance.

David Cush

Former CEO of Virgin America

David Cush brings 30 years of aviation experience, including nine years as CEO of Virgin America and two decades of experience at American Airlines in various operational, sales and network planning roles. Under Cush’s leadership, Virgin America delivered an exceptional customer experience that resulted in the company winning “Best U.S. Airline” in Conde Nast Traveler’s readers’ choice awards for nine consecutive years and the top position in Consumer Reports’ airline customer satisfaction rankings. Cush joined Virgin America as CEO just after the airline’s inaugural flight, and led the airline through the turmoil of the financial crisis and a subsequent period of rapid growth. Cush led Virgin America to realize its first annual profit, oversaw its successful initial public offering and ultimately negotiated the airline’s acquisition by Alaska Airlines. Cush’s leadership delivered a 148% total shareholder return over Virgin America’s two years as a publicly traded company. After the sale of Virgin America, Cush served as interim CEO and subsequently CEO of Service King Paint & Body, a Blackstone and Carlyle-owned collision repair business. As a former airline CEO with a demonstrated track record of fostering a strong employee culture and best-in-class customer service, Cush would bring deep experience to Southwest’s effort to build upon the Company’s core cultural strengths while evolving and modernizing the strategy.

Sarah Feinberg

Former Transportation Regulator and Administrator of the Federal Railroad Administration

Sarah Feinberg is an experienced transportation regulator who formerly served as Administrator of the Federal Railroad Administration, Chief of Staff to the U.S. Secretary of Transportation and Interim President of the New York City Transit Authority. As Administrator of the Federal Railroad Administration, the railroad safety regulator within the Department of Transportation, Feinberg focused on enhancing the safety of the rail network after a series of accidents. During her tenure, Feinberg became known for her aggressive enforcement of safety regulations and promotion of investments to improve the safety of the rail system. As Chief of Staff to the U.S. Secretary of Transportation, Feinberg oversaw and advised on a broad range of initiatives across the aviation and broader transportation sector. Feinberg would bring experience crucial to the Southwest Board’s foremost mission of ensuring the safety of the Company’s employees and customers.

Hon. Joshua “Josh” Gotbaum

Seasoned Advisor to Companies and Labor Groups and Former Hawaiian Airlines Trustee

Josh Gotbaum has decades of experience as an advisor to both airline management teams and labor. As an investment banker at Lazard, Gotbaum advised in transactions involving both US carriers and foreign flag carriers. At Hawaiian Airlines, Gotbaum led and managed the airline’s successful emergence from chapter 11 with Hawaiian achieving both the highest operating margin and best on-time performance of the U.S. carriers, which permitted a full recovery for Hawaiian’s creditors, new employee contracts with pay and benefits comparable to or better than peers and a nearly 600% total return for shareholders over his tenure. He went on to serve as the Director of the Pension Benefit Guarantee Corporation, where he helped American Airlines preserve its pensions. In prior US government service, Gotbaum had presidential appointments in the White House Office of Management & Budget, the Department of Treasury and the Department of Defense. As an Operating Partner at Blue Wolf Capital, he was involved in several successful business transformations. In 2023, Gotbaum was nominated to serve on the Board of Starbucks by a coalition of labor unions as part of a successful effort to show the connection between good union relationships and shareholder value. Gotbaum previously served on the Boards of PulteGroup, TD Bank, N.A., Thornburg Investment Management and Safety-Kleen Systems. As he did at Hawaiian Airlines, Gotbaum intends to work to ensure the Company’s unique employee culture is preserved and its unions are engaged as Southwest implements strategic and operational improvements.

David “Dave” Grissen

Former Group President of Marriott International

Dave Grissen is the former Group President of Marriott International. As Group President, Grissen led all functions for Marriott’s brands in the Americas and for the Ritz Carlton and EDITION brands globally, including strategy, revenue management, sales and marketing, operations, food and beverage, technology, development and human resources. Grissen managed hotels representing approximately two-thirds of Marriott’s fee revenue, a workforce of 160,000 people and a successful growth strategy that resulted in Marriott’s Americas organization nearly doubling from 2,928 hotels to 5,640 hotels plus 1,800 pipeline hotels under his leadership. Grissen’s extensive experience leading a large hospitality franchise, growing a storied brand and delivering top-tier results would be valuable to the Southwest Board. Grissen also currently serves as the Chairman of Regis and is on the Board of Chatham Lodging Trust.

Nancy Killefer

Former Senior Partner in the Consumer and Retailing Practice at McKinsey

Nancy Killefer was a longtime Senior Partner and member of the governing Board at McKinsey and served in multiple high-ranking government roles throughout her career. At McKinsey, Killefer was a Senior Partner in the firm’s Consumer and Retailing Practice, where she advised companies on marketing, strategy, organizational effectiveness and systems. She also founded and led the firm’s Public Sector Practice and was the Senior Partner in charge of the DC office. In the public sector, she served as Chief Financial Officer, Chief Operating Officer and Assistant Secretary of Management at the Department of the Treasury, where she led the reform and modernization of the IRS, and later as chair of the Internal Revenue Service Oversight Board. Killefer has served on the Boards of nine public companies, including Meta Platforms and Cardinal Health, currently. Killefer’s experience advising consumer-facing brands through transformative changes will be valuable to the Southwest Board as the Company seeks to enhance its value proposition for customers and better understand and deliver on customer expectations.

Robert Milton

Former CEO of Air Canada and ACE Aviation Holdings and Former Chairman of United Airlines

Robert Milton brings more than 40 years of experience in the aviation industry, including a total of 13 years as CEO of Air Canada and its holding company ACE Aviation and two years as Chairman of United Airlines. After taking over as CEO of Air Canada amid a challenging operating environment and struggling financial performance, Milton successfully repositioned the airline for long-term success and delivered substantial value creation. As Chairman of United Airlines, Milton oversaw the initiation of the airline’s repositioning and turnaround. Milton’s deep airline turnaround experience and track record of shareholder value creation in the airline industry would enable him to provide valuable guidance to a new management team as it develops a strategy to restore Southwest’s industry-leading position. Milton is a current director of Air Lease Corporation and has previously served as a director at US Airways, AirAsia, TAP Air Portugal, Cathay Pacific Airways and Breeze Airways.

Gregg Saretsky

Former CEO of WestJet

Gregg Saretsky brings significant leadership experience and industry knowledge with a nearly 40-year career in aviation, including having served as CEO of WestJet for eight years. At WestJet, Saretsky led the evolution of the airline from providing a one-dimensional product offering to having a modern commercial strategy, generating a total shareholder return of more than 100% during his tenure as CEO. Prior to WestJet, Saretsky served in a number of senior-level commercial and operational roles at Alaska Airlines, including Executive Vice President of Flight Operations & Marketing. Saretsky’s extensive industry knowledge and learnings from driving transformational change would be valuable to the Southwest Board in guiding and overseeing strategic changes at the Company. Saretsky is also a current director of IndiGo and RECARO Aircraft Seating.

Easwaran “Eash” Sundaram

Former Chief Digital & Technology Officer of JetBlue

Eash Sundaram brings valuable experience from a successful career as a technology executive, including nine years as Executive Vice President and Chief Digital & Technology Officer at JetBlue Airways. Under Sundaram’s leadership, JetBlue made substantial updates to its technology infrastructure which transformed the airline’s technical capabilities. This transformation unlocked opportunities across the airline’s functional areas, including improvements to its commercial strategy, networking planning and operations. Sundaram also founded JetBlue Technology Ventures and served as its oversight officer. Sundaram’s experience in driving transformational change in airline technology infrastructure and implementing technology solutions to enable modern commercial strategies would make his perspective particularly valuable to the Southwest Board. Prior to joining JetBlue, Sundaram was the Chief Information Officer of Pall Corporation. Sundaram currently serves on the Boards of Wesco International and SolarWinds.

Patricia “Patty” Watson

CIO and CTO of NCR Atleos

Patty Watson is an experienced technology executive with a track record of developing modernization plans and overseeing IT transformations at large, complex financial services and transportation/logistics companies. Watson is currently Executive Vice President and Chief Information & Technology Officer at NCR Atleos. Over the course of her career, she has also served as Executive Vice President and Chief Information Officer of NCR, Total Systems Services and The Brink’s Company, the President of Cloud Collaboration at Intrado and in various senior technology roles at Bank of America. Watson is a Director at Rockwell Automation, and previously served on the Boards of USAA Federal Savings Bank and Texas Capital Bancshares. Prior to her corporate career, Watson served in the U.S. Air Force as a contracting and acquisition officer, delivering aircraft technology systems, and as a director of operations. Watson’s extensive experience in developing and executing on complex IT transformations to enable business strategy and growth will be valuable to the reconstituted Board’s task of modernizing Southwest’s outdated technology infrastructure. As the spouse of a captain who has flown for Southwest for 24 years, Watson recognizes the importance of preserving Southwest’s culture while modernizing the Company’s operations and strategy to facilitate its long-term financial success and provide a rewarding career opportunity for its employees.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $69.7 billion of assets as of June 30, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

###

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and other proposals that may come before the next shareholder meeting of Southwest Airlines Co., a Texas corporation (the “Company”), whether an annual or special meeting of shareholders.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Elliott Investment Management L.P. (“EIM”), Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), The Liverpool Limited Partnership (“Liverpool”), Elliott Investment Management GP LLC (“EIM GP”), Paul E. Singer (“Singer”), Michael Cawley, David Cush, Sarah Feinberg, Joshua Gotbaum, David Grissen, Nancy Killefer, Robert Milton, Gregg Saretsky, Easwaran Sundaram and Patricia Watson.

As of the date hereof, Elliott has combined economic exposure in the Company of approximately 11.0% of the shares of its Common Stock, $1.00 par value per share (the “Common Stock”), outstanding. As of the date hereof, EIM, the investment manager of Elliott Associates and Elliott International (together, the “Elliott Funds”) with respect to the shares of Common Stock held by the Elliott Funds and/or their respective subsidiaries, beneficially owns 58,088,500 shares of Common Stock. Additionally, as of the date hereof, the Elliott Funds are party to notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 7,836,000 shares of Common Stock (the “Derivative Agreements”). Elliott Associates, Elliott International and Liverpool are the direct holders of the shares of Common Stock beneficially owned by EIM, and are party to the Derivative Agreements. Liverpool is a wholly-owned subsidiary of Elliott Associates. EIM GP is the sole general partner of EIM. Singer is the sole managing member of EIM GP. As of the date hereof, Mr. Cawley holds 19,765 shares of Common Stock, Mr. Cush holds 10,000 shares of Common Stock, Ms. Feinberg beneficially owns 3,068 shares of Common Stock, including 2,800 shares of Common Stock held directly and 268 shares of Common Stock held by her domestic partner, Mr. Gotbaum holds 19,162 shares of Common Stock, Mr. Milton holds 1,953 shares of Common Stock, Mr. Saretsky holds 4,000 shares of Common Stock, Mr. Sundaram holds 2,000 shares of Common Stock, and Ms. Watson beneficially owns 5,086 shares of Common Stock, including 3,964 shares of Common Stock held directly and 1,122 shares of Common Stock held by her spouse.

Media Contact:

Stephen Spruiell
Elliott Investment Management L.P.
(212) 478-2017
sspruiell@elliottmgmt.com

Investor Contact:

Okapi Partners LLC

Direct: +1 212 297 0720

Toll Free: +1 877 629 6357

Email: Info@okapipartners.com

Item 2: On August 26, 2024, Elliott posted the following updated materials to www.strongersouthwest.com:

Item 3: Also on August 26, 2024, Elliott updated www.strongersouthwest.com to contain the following updated disclosure legend in the footer of each page:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and other proposals that may come before the next shareholder meeting of Southwest Airlines Co., a Texas corporation (the “Company”), whether an annual or special meeting of shareholders.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Elliott Investment Management L.P. (“EIM”), Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), The Liverpool Limited Partnership (“Liverpool”), Elliott Investment Management GP LLC (“EIM GP”), Paul E. Singer (“Singer”), Michael Cawley, David Cush, Sarah Feinberg, Joshua Gotbaum, David Grissen, Nancy Killefer, Robert Milton, Gregg Saretsky, Easwaran Sundaram and Patricia Watson.

As of August 23, 2024, Elliott has combined economic exposure in the Company of approximately 11.0% of the shares of its Common Stock, $1.00 par value per share (the “Common Stock”), outstanding. As of August 23, 2024, EIM, the investment manager of Elliott Associates and Elliott International (together, the “Elliott Funds”) with respect to the shares of Common Stock held by the Elliott Funds and/or their respective subsidiaries, beneficially owns 58,088,500 shares of Common Stock. Additionally, as of August 23, 2024, the Elliott Funds are party to notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 7,836,000 shares of Common Stock (the “Derivative Agreements”). Elliott Associates, Elliott International and Liverpool are the direct holders of the shares of Common Stock beneficially owned by EIM, and are party to the Derivative Agreements. Liverpool is a wholly-owned subsidiary of Elliott Associates. EIM GP is the sole general partner of EIM. Singer is the sole managing member of EIM GP. As of August 23, 2024, Mr. Cawley holds 19,765 shares of Common Stock, Mr. Cush holds 10,000 shares of Common Stock, Ms. Feinberg beneficially owns 3,068 shares of Common Stock, including 2,800 shares of Common Stock held directly and 268 shares of Common Stock held by her domestic partner, Mr. Gotbaum holds 19,162 shares of Common Stock, Mr. Milton holds 1,953 shares of Common Stock, Mr. Saretsky holds 4,000 shares of Common Stock, Mr. Sundaram holds 2,000 shares of Common Stock, and Ms. Watson beneficially owns 5,086 shares of Common Stock, including 3,964 shares of Common Stock held directly and 1,122 shares of Common Stock held by her spouse.